UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 2, 2016

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 2, 2016, Lennar Corporation, through wholly owned subsidiaries (together, “Lennar”), entered into a Second Amended and Restated Contribution and Sale Agreement (the “Second Amendment”), amending an agreement that had been entered into on July 2, 2015, and previously amended on December 17, 2015, pursuant to which the entities that own the Newhall Ranch, Great Park Neighborhoods, which is on the former site of the El Toro Marine Corps Air Station, and San Francisco Shipyard and Candlestick Point properties, as well as the existing management company, are being combined under an entity named Five Point Holdings, LLC. (“Five Point”). The principal change effected by the Second Amendment was to allow the combination without Five Point’s completion of an initial public offering. As a result, the transactions contemplated by the Second Amendment were closed immediately after the Second Amendment was signed. Through those transactions, Lennar’s ownership of the three properties and the related management company was converted into interests in subsidiaries of Five Point that are exchangeable for Five Point shares. The transactions were not intended to materially change Lennar’s total ownership of the three properties.

The Second Amendment is Exhibit 2.1 to this Report on Form 8-K. The foregoing description of the Second Amendment is qualified in its entirety by reference to the full and complete terms of the Second Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

2.1	Second Amended and Restated Contribution and Sale Agreement, dated as of July 2, 2015, as amended and restated as of May 2, 2016, by and among Five Point Holdings, Inc., Newhall Holding Company, LLC, Newhall Intermediary Holding Company, LLC, Newhall Land Development, LLC, The Shipyard Communities, LLC, UST Lennar HW Scala SF Joint Venture, HPSCP Opportunities, L.P., Heritage Fields LLC, LenFive, LLC, MSD Heritage Fields, LLC, FPC HF Venture I, LLC, Heritage Fields Capital Co-Investor Member LLC, LNR HF II, LLC, Five Point Communities Management, Inc., Five Point Communities, LP, Lennar Homes of California, Inc., and Emile Haddad —Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2016	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer